CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment # 744 to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our reports dated May 30, 2018 on the financial statements and financial highlights of Hodges Fund, Hodges Small Cap Fund, Hodges Small Intrinsic Value Fund, Hodges Small-Mid Cap Fund, Hodges Pure Contrarian Fund, and Hodges Blue Chip Equity Income Fund, each a series of Professionally Managed Portfolios.   Such financial statements and financial highlights appear in the 2018 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT WELLER & BAKER

Philadelphia, Pennsylvania
July 25, 2018